Exhibit 99.1

CHART INDUSTRIES INC.

Host: Sam Thomas/Michael Biehl

February 24, 2010/10:30 a.m. EST

CHART INDUSTRIES INC.

February 24, 2010

10:30 a.m. EST

Moderator	Good morning and welcome to the Chart Industries, Inc. 2009 Fourth Quarter and Year End conference call. All lines have been placed on mute to prevent any background noise. After the speakers’ remarks, there will be a question-and-answer session. As a reminder, today’s call is being recorded.

You should have already received the Company’s earnings release that was issued earlier this morning. If you have not received the release, you may retrieve it by visiting Chart’s Web site www.chart-ind.com. A telephone replay of today’s broadcast will be available following the conclusion of the call until March 10th. The replay information is contained in the Company’s earnings release.

Before we begin, the Company would like to remind you that statements made during this call that are not historical in fact are forward-looking statements. Forward-looking statements involve risks and uncertainties that could cause actual events or results to differ materially from those expressed or implied in the forward-looking statement. For further information about important factors that could cause actual results to differ materially from those expressed or implied in the forward-looking statements, please refer to the information regarding forward-looking statements and risk factors included in the Company’s earnings release and latest filings with the SEC. These filings are available through the investor relations section of the Company’s Web site, or through the SEC website, www.sec.gov. The Company undertakes no obligation to update publicly or revise any forward-looking statement.

I would now like to turn the conference call over to Mr. Michael Biehl, Chart Industries’ Executive Vice President and CFO. You may begin your conference.

CHART INDUSTRIES INC.

Host: Sam Thomas/Michael Biehl

February 24, 2010/10:30 a.m. EST

M. Biehl	Thank you, Everett. Good morning, everyone. I would like to thank all of you for joining us today. I will begin by giving you a brief overview and highlights of our fourth-quarter and year-end results. Then Sam Thomas, our Chairman, President and CEO, will provide highlights of the operating results for each of our business segments. I will finish-up by commenting on our outlook for 2010.

We posted solid results for the quarter and year, even with the challenging economic environment in 2009. For the fourth quarter of 2009, net income was $15.5 million, or $0.53 per diluted share, which compares to fourth-quarter 2008 net income of $21.7 million, or $0.75 per diluted share. For the year, net income was $61 million, or $2.11 per diluted share, compared with net income of $78.9 million, or $2.72 per diluted share in 2008.

I’d like to point out that the fourth quarter and year included restructuring and acquisition-related costs associated with our planned workforce reductions, the Denver facility shutdown, and our Covidien acquisition that was closed in late November. Those costs were $3 million, or $0.09 per diluted share during the fourth quarter. The impact on the year was $8.7 million, or $0.22 per diluted share. In addition, the fourth quarter of 2009 included a non-cash bargain purchase gain associated with the Covidien acquisition of $7 million, or $0.24 per diluted share. The fair value of purchased net assets exceeded the purchase price of the acquisition, and under new accounting rules, a gain is recognized. Under prior accounting rules, we would have simply reduced the basis of the net assets purchased with no gain being recognized. The bargain purchase gain, net of restructuring and acquisition charges, favorably impacted fourth-quarter pre-tax income by $4 million, or $0.15 per diluted share. We do expect to incur restructuring and acquisition costs related to the Covidien acquisition during 2010, which are included in our 2010 earnings guidance.

I would also like to note that the fourth quarter of 2008 included several unusual items that, on a net basis, favorably impacted net income by $3.1 million, or $0.11 per diluted share. The most significant item included a $6.5 million benefit as a result of reversing contingent liabilities established in 2003.

CHART INDUSTRIES INC.

Host: Sam Thomas/Michael Biehl

February 24, 2010/10:30 a.m. EST

Sales for the year were $592 million and represented a decrease of 21% compared to net sales of $744 million in 2008. Our end markets were adversely impacted during 2009 by the global economic downturn, depressed energy prices and weakened credit markets, which delayed major project work, particularly in our Energy & Chemicals (or “E&C”) and Distribution & Storage (or “D&S”) segments.

Sales for the quarter were $129 million and represented a decrease of 31% compared to net sales of $187 million in the fourth quarter of 2008.

Our cost reduction initiatives and variable cost structure have allowed us to drive margin improvement despite the volume drop in our business and the additional costs associated with our restructuring and acquisition activities. Our gross profit for the quarter was $44 million, or 34% of sales, compared with $57 million, or 31% of sales a year ago. We are very pleased with our performance improvements during a very challenging time, and we believe this positions us well to benefit from growth going forward.

SG&A expenses for the quarter were $25.4 million, or 20% of sales, compared with $24.6 million, or 13% of sales for the same quarter a year ago. This increase in SG&A expense was due primarily to restructuring and Covidien acquisition-related costs of $1 million incurred during the quarter.

Income tax expense was $2.1 million for the fourth quarter and represented an effective tax rate of 12% compared with $5.9 million, or an effective tax rate of 21% in the year-ago quarter. The decline in the fourth-quarter effective tax rate was primarily due to a permanent tax difference on the bargain purchase gain associated with the Covidien acquisition. As mentioned in our earnings release, our effective tax rate would have been approximately 31% for the year, excluding the bargain purchase gain.

From a cash flow standpoint, our cash balance was over $211 million at the end of the year, up $57 million from the December 31, 2008 balance. Despite the economic downturn, we continued to generate cash and improve liquidity.

CHART INDUSTRIES INC.

Host: Sam Thomas/Michael Biehl

February 24, 2010/10:30 a.m. EST

Cash provided by operations for the quarter was $10 million and was comparable to the prior-year quarter. Lower net income for the quarter was largely offset by our improvement in working capital management.

Cash provided by investing activities was $14 million in the fourth quarter and includes $30 million in proceeds from short-term investments coming back into cash as we moved a portion of our excess cash into highly liquid variable-rate instruments to enhance returns in late 2008. This was partially offset by $10 million used for the Covidien acquisition and $4 million in capital expenditures. This compares to cash used by investing activities of $37 million during the fourth quarter of 2008, including $32 million used for short-term investments and $5 million in capital expenditures.

We plan to take advantage of the present favorable credit market conditions to refinance our senior credit facility before our current revolving credit facility expires in October of this year. This will ensure that we continue to have uninterrupted access to revolving credit to meet our working capital and strategic needs, including letters of credit related to our execution on new and existing major projects.

I will now turn the call over to Sam Thomas, who will review our operating results and business segment highlights.

S. Thomas	Thank you Michael, and good morning, everyone. We have performed exceptionally well during the economic downturn despite strong macroeconomic headwinds. These headwinds included project delays due to lack of financing and low commodity prices, order cancellations particularly in our brazed aluminum heat exchanger business, and limited capital spending by many of our large industrial gas customers. Our healthy bid activity, coupled with our second straight sequential quarterly order improvement, indicates that the economic recovery is underway, which we expect to continue through 2010.

Our cost reduction initiatives of approximately $24 million in 2009 exceeded our expectations and highlight our flexible cost structure and how well our businesses responded to the turbulent economic conditions. Our gross margin improved to 34% for the year, up from 30.5% for 2008, despite the volume reduction we saw in our E&C and D&S businesses. Excluding the impact from our acquisitions in 2009, workforce levels are now down 27% from prior year-end levels. SG&A spending is also down

CHART INDUSTRIES INC.

Host: Sam Thomas/Michael Biehl

February 24, 2010/10:30 a.m. EST

over $8 million year over year, excluding restructuring costs of $3.2 million for the year.

The year provided a number of highlights for Chart. Our balance sheet and liquidity are stronger than ever, with over $200 million in cash, which is up $57 million from the prior year end. Net debt is now down to $32 million.

We completed three strategic acquisitions during the year. The first was the purchase of Tri-Thermal, a Tulsa, Oklahoma-based supplier of replacement parts for an installed base of air-cooled heat exchangers. This acquisition allows us to build our E&C aftermarket business by supplying high-margin parts and repair service to existing equipment. We have seen tremendous growth in our air-cooled heat exchanger business, which we acquired in 2006. In addition, during 2009 we opened a joint venture manufacturing facility for air cooled heat exchangers in Saudi Arabia. We have a 34% ownership interest in this first class facility, which will support the energy infrastructure build-out in the Middle East. This is the first facility of its kind in the region.

The second acquisition was Chengdu Golden Phoenix Liquid Nitrogen Container Company, a manufacturer of liquid nitrogen aluminum storage containers, used primarily for artificial insemination for animal breeding located in Chengdu, China. The acquisition allows us to expand our biomedical business’s geographic footprint in China to support the growing Asian and European demand for biological storage and medical respiratory products.

Our final acquisition for the year, Covidien’s oxygen therapy business, will expand BioMedical’s sales by over 50% to an expected annual run rate of $150 million. We believe there are opportunities to substantially improve operating margins by strategic sourcing and lean manufacturing techniques. The Golden Phoenix and Covidien acquisitions accelerate growth of our BioMedical business, which has both attractive growth prospects and less cyclicality than our other businesses.

During 2009, we also began construction of a new 40,000 square-foot industrial gas equipment repair facility in Reno, Nevada to service the western half of the US, which is now near completion. Customers in this region will now benefit from rapid turnaround and lower shipping rates to

CHART INDUSTRIES INC.

Host: Sam Thomas/Michael Biehl

February 24, 2010/10:30 a.m. EST

repair bulk, mobile and cryogenic packaged gas equipment. We expect this facility to open towards the end of the first quarter of 2010.

With respect to specific segments, E&C sales decreased 46% to $44 million for the fourth quarter, compared to $82 million for the same quarter in the prior year. The lack of capital project orders in 2009 impacted volume in both the systems and brazed aluminum heat exchanger product lines. E&C gross profit margin improved to 36.7% in the quarter compared to 31.4% for the same period in 2008. Product mix as well as our favorable project cost execution drove our margin performance. In addition, we have substantially completed several large projects from orders received in prior years at attractive margins, which helped boost margin performance in the quarter. In contrast, the fourth quarter of 2008 included higher costs associated with settlement of disputed costs on an installation project and a customer warranty settlement from projects completed in 2006 and 2007. Gross margins for new E&C orders taken in the fourth quarter of 2009 have been lower than what we have experienced historically, and we expect this trend to continue into 2010 due to competitive pressure from relatively low levels of industry capacity utilization.

At our D&S segment, sales decreased by 30% to $59 million compared to $83 million for the fourth quarter of 2008. The decrease in sales is largely due to lower prices and volume in bulk tanks and to a lesser extent, packaged gas products, as our industrial gas customers limit their capital spending as a result of weak demand. But we have seen the order trend pick up in D&S for the second straight quarter, signaling nascent recovery. D&S gross profit margin improved to 32% in the quarter compared to 29% a year ago, reflecting lower material costs and benefits from our cost reduction initiatives impacting labor and overhead.

Our BioMedical segment sales increased by 16% to $26 million for the quarter, compared to $22.5 million for the same quarter a year ago. This increase is largely due to the Covidien acquisition, which closed late in the fourth quarter of 2009. The Golden Phoenix acquisition, which closed in the second quarter of 2009, also contributed to sales growth. Biomedical gross profit margin improved to 34% in the quarter, compared with 32% a year ago. This improvement was primarily due to higher volume and improved mix including elimination of lower-margin MRI products from our Denver shutdown.

CHART INDUSTRIES INC.

Host: Sam Thomas/Michael Biehl

February 24, 2010/10:30 a.m. EST

Our overall backlog at December 31, 2009 was $185.1 million, essentially the same level as our September 30, 2009 backlog. Order intake increased in the fourth quarter to $125.2 million, an increase of 37% over third-quarter orders of $91.5 million.

Orders at E&C during the quarter were $33.6 million compared with $18.9 million in the third quarter of 2009. Our order intake for brazed aluminum heat exchangers was the best we have seen in the last several quarters. The pace of brazed aluminum heat exchanger order cancellations declined during the fourth quarter to about $1.2 million, which is also positive. They had been averaging $3 to 4 million per quarter over the last several quarters. The potential systems project pipeline is improving with several active coal bed methane LNG projects in Australia and new opportunities for ammonia plant supply. We are encouraged by progressive improvement in bidding activity and remain optimistic about the long-term prospects for this business.

Orders for D&S during the quarter were $61.5 million, up 19% as compared with $51.7 million in the third quarter of 2009. D&S segment order levels have improved sequentially for the second straight quarter and we expect that to continue in 2010. This order strength is led by strong LNG-related orders for vehicle fueling applications, including onboard vehicle fuel systems for heavy-duty truck and bus applications and associated LNG fueling stations. We have had a long and successful track record deploying patented LNG fuel stations and onboard vehicle fuel systems. The economics are improving with low-cost natural gas, abundant supply, and expanding federal government stimulus for alternative fuels. In addition, D&S orders in China during the fourth quarter were the strongest we have seen in several years, with a large part of those orders LNG related. Demand is improving across all product segments in China with major gas producers forecasting a 25 to 30% increase in equipment needs.

BioMedical orders in the quarter were $30.1 million, up 44% compared to $21 million in the third quarter of 2009. We had strong order intake in both respiratory and biological storage products. The Covidien acquisition accounted for about $3 million of the order increase.

Our prospects and operating environment are improving. The acquisitions completed in 2009 will provide substantial benefits during 2010 and later. The strength of our balance sheet and current liquidity have positioned us

CHART INDUSTRIES INC.

Host: Sam Thomas/Michael Biehl

February 24, 2010/10:30 a.m. EST

well to take advantage of potential market and acquisition opportunities with these improving economic conditions.

Michael will now provide you with our outlook for 2010.

M. Biehl	Thanks, Sam.

We see an improving global market in all of our business segments. As we have pointed out, order trends have improved sequentially for the second straight quarter, but the strength and duration of the economic recovery provides a challenge in forecasting the timing of order receipt. Gross margins for 2010 are forecasted to be down 6 to 8% from 2009 levels, with the second half of the year showing improvement over the first half. The expected decline is primarily due to our E&C business, which benefited from a strong pre-recession backlog last year. Excess industry capacity and a drawn-out return of large capital projects will have an unfavorable impact on our E&C business in the first half of 2010, but we remain optimistic about LNG order opportunities and would expect to see improvement in the second half of 2010.

Benefits from acquisitions, particularly the oxygen therapy business acquired from Covidien, are expected to provide over $60 million in additional revenues during 2010. Margins in that business will improve throughout the year as we continue to integrate the business and rationalize its cost structure.

Based on our current backlog and order expectations, 2010 net sales are expected to be in a range of $530 to $560 million. Diluted earnings per share for 2010 are expected to be in a range of $0.40 to $0.60 per share based on approximately 29 million weighted average shares outstanding. Included in our 2010 earnings estimates are approximately $0.20 per diluted share for anticipated restructuring and acquisition costs associated with recently completed acquisitions, as well as the write-off of deferred financing costs associated with the planned refinancing of our senior credit facility. Excluding these charges, earnings would be expected to fall in a range of $0.60 to $0.80 per share. We do believe there are potential upside opportunities for the Company in 2010, but it’s just too early to factor them into our 2010 outlook.

CHART INDUSTRIES INC.

Host: Sam Thomas/Michael Biehl

February 24, 2010/10:30 a.m. EST

Thank you for participating in our conference call. This concludes our prepared remarks. Everett, please open up the lines for questions and provide the participants with instructions for doing so.

Moderator	Thank you, sir. Ladies and gentlemen, at this time we will be conducting a question-and-answer session. If you’d like to ask a question, please press *1 on your telephone keypad at this time. A confirmation tone will indicate your line is in the question queue. You may press *2 if you’d like to remove your question from the queue, and for participants using speaker equipment, it may be necessary to pick up your handset before pressing the star keys.

Our first question comes from the line of James West with Barclays Capital. Please proceed with your question.

J. West	Good morning, Sam. Good morning, Michael.

M. Biehl	Good morning, James.

J. West	Sam, we’ve seen a flurry of final investment decisions for large-scale LNG projects over the last three or four months. I know we had a real lack of those during most of last year, but we’ve seen Gorgon, Papua New Guinea, I think Queensland was announced here recently as well. Could you maybe give me some color on how you see these projects playing out, where you’re competitive, which projects – I think some of those your competitors have already won – and which projects you think you’re in a leadership position for.

S. Thomas	Yes. In the case of the well-publicized Papua New Guinea and Gorgon projects, unfortunately we were not bidders on those, or the EPC firms that we’re aligned with were not the successful bidders on those projects. They are going forward. However, a number of the projects that we are involved with and have high hopes of participating in are still very much in the queue for 2010 final investment decisions, and we’ve been actively working on those.

J. West	Sam, with respect to the EPC contractors that you’re aligned with, I believe one was awarded the contract for Queensland yesterday. Could you remind us of what your market share has been historically with this contractor?

CHART INDUSTRIES INC.

Host: Sam Thomas/Michael Biehl

February 24, 2010/10:30 a.m. EST

S. Thomas	Yes. Of the Conoco Phillips projects or trains that have been built, Chart has built seven of a total of nine.

J. West	Okay. Then, a quick question on the D&S business. You mentioned the order rate is starting to improve. We’ve had two quarters in a row of improvement here. Is this indicative of your customers becoming more positive on their outlook, or is it more or less that they exhausted their internal inventories and are kind of being forced to come back and order equipment?

S. Thomas	I think there are elements of both occurring. What we saw in the tail-off of business as capital spending was pulled back in response to reduced industrial gas volumes was that the transaction-based products, the packaged gas and small-bulk tanks, disappeared first, and the last items to disappear were large tanks for larger capital projects. We are seeing a pickup of the smaller packaged gas products and smaller bulk tanks, which indicates that while there may still be inventory overhang at the industrial gas producers, they are looking at new projects and starting to buy. So it does seem to be a trend with increasing momentum. If you look particularly to the developing economies of the world, there we’re moving well into the buy phase and activity levels are picking up significantly.

J. West	Okay, that’s helpful. Then, Michael, just a quick question for you: If I think about the earnings guidance for 2010, it seems to me like a lot of it’s going to be back-end loaded here. So if we look at first quarter, is that going to be the low point, I guess is the first question? Then second, should we think about maybe 5 or 10% of total annual guidance, or is it going to be lower than that?

M. Biehl	The first quarter definitely will be the lowest quarter. Second quarter we’ll see some improvement. But we believe in the second half, it will pick up, although we do have opportunities that may push that higher.

J. West	Okay. And for the first quarter, would we anticipate the earnings number to still be positive, though? You wouldn’t go negative on earnings?

M. Biehl	Yes, we believe it will be positive.

J. West	Okay, thanks, Michael. Thanks, Sam.

CHART INDUSTRIES INC.

Host: Sam Thomas/Michael Biehl

February 24, 2010/10:30 a.m. EST

Moderator	Thank you. Our next question is from the line of Roger Read with Natixis Bleichroeder. Please proceed with your question.

R. Read	Good morning, gentlemen.

M. Biehl	Good morning, Roger.

R. Read	I guess kind of getting to what’s the clear driver in the back half of ‘09 and orders has been China, and I guess other parts of the developing world, as you said. As you look at 2010 and knowing the large LNG projects that are out there that you have a pretty good chance of winning on and that should get the awards on this year, do you think that E&C orders ought to strongly outpace the D&S side, or are you seeing enough in D&S that in spite of large orders potentially coming to the E&C segment, that the D&S segment could deliver that kind of order flow? Or is it just a little too soft out there to get that optimistic for 2010?

S. Thomas	I don’t know that I’d say it’s too soft, Roger. I think it’s more an issue of the challenge of calling relative timing. The prospects for both businesses are improving. The trend of higher activity levels is accelerating. As to which ones deliver most orders first, it’s still too early to call. But both businesses have positive prospects and week on week those prospects seem to get better.

R. Read	Okay. And to the extent that you continue to see delays in something you’ve bid on or put a quote out for, or that you are still getting some cancellation of the backlog, what would you say that is mostly due to; financing, or something else?

S. Thomas	Cancellations are largely done. I think there’s very little downside risk in additional cancellations, number one. Number two, as to what is the driver of timing for orders going forward, it’s a mix of financing availability, which seems to be improving, and customer or end-user confidence in the strength and robustness of the economic recovery, which again seems to be progressively getting more positive.

R. Read	Okay. I guess just finally, a lot of cash on hand. Obviously you want to redo your revolver and other financial liquidity issues during the year. Acquisition-wise, pretty aggressive – pretty active, I should say – in 2009. Do you still see a lot of opportunities out there for consolidation within

CHART INDUSTRIES INC.

Host: Sam Thomas/Michael Biehl

February 24, 2010/10:30 a.m. EST

your three segments during 2010, or do you feel like you’ve kind of cherry-picked what you need for the near term?

S. Thomas	No, we think that 2010 actually has the opportunity for more activity. We’re devoting a fair number of resources to it. We think there are some very attractive opportunities. There’s a number of businesses that look attractive to us, particularly on companies that didn’t have the balance sheet or the operating strength to perform well in this past recession, and that because of variations in timing of people winning new business and entering new markets, we think that there will be opportunities. Of course we’re pretty prudent and conservative in terms of the prices we’re willing to pay. We have to be thoroughly convinced that we can add value.

R. Read	Sure. Okay, thank you, gentlemen.

M. Biehl	Thanks, Roger.

Moderator	Our next question comes from the line of Jeff Spittel with Pritchard Capital. Please proceed with your question.

J. Spittel	Good morning, Sam and Michael.

M. Biehl	Hello, Jeff.

J. Spittel	Touching on Energy World, haven’t heard a lot out of them lately, and I guess in general if you could speak a little bit about what you see out there in the small to mid-scale area of the LNG liquefaction market. It certainly sounds like, from your commentary about the D&S business in emerging markets and Asia, that things are starting to pick up. Could you talk a little bit about what the outlook could be for that end of the business?

S. Thomas	It remains very positive. Energy World is active on a number of fronts. First, they are head down, working hard at completing installation of the plant we have built for them in Sulawesi, Indonesia. They are actively developing an LNG receiving terminal and distribution facility in the Philippines, and they are working at the pre-final investment decision level, probably I guess you would call it for the overall project at a pre-FEED basis on projects in Papua New Guinea, in Australia in Queensland, as well as several other earlier projects. So I guess what I would say is we’re not anticipating orders in the near term, but that we consider the

CHART INDUSTRIES INC.

Host: Sam Thomas/Michael Biehl

February 24, 2010/10:30 a.m. EST

business model to be very effective, with lots of promise and likelihood of future projects to be high.

J. Spittel	Okay. And then talking a little bit about some of these CBM LNG projects in Australia and the Asia Pacific region, given kind of a similar scale of capacity versus one that’s not CBM-fed, is there any difference in terms of the potential revenue opportunity for Chart on those projects, from what you would normally see on a large-scale facility?

S. Thomas	There’s some upside because a number of those fields have significant nitrogen content. So cryogenic cold boxes are also used for nitrogen rejection or to remove the nitrogen from the gas stream, and that can be anywhere from a 30% to as much as an 80% lift in the content that Chart has per train.

J. Spittel	Interesting. Okay. Then I guess related to the Saudi JV and the facility there, in terms of the initial opportunities that you’re targeting, are they more levered toward some of the large petrochemical developments that are going on over there?

S. Thomas	Yes. The project base work is primarily focused at petrochemical facilities. There are also some refining opportunities on new construction, but significant opportunities simply for refinery maintenance.

J. Spittel	Okay, so initially focused a little bit more on the aftermarket.

S. Thomas	Correct.

J. Spittel	Okay. Thanks, guys, I’ll turn it back.

M. Biehl	Thanks, Jeff.

Moderator	Our next question is from the line of Greg McKinley with Dougherty & Company. Please proceed with your question.

P. Mann	Thank you, this is Pete Mann calling for Greg. I just had a couple of questions regarding margin. You mentioned that the E&C margins will definitely be hurt by the competitive nature of the industry. Where do you see those going in 2010? We did 36% in Q4 here. How do you see that tracking in 2010?

CHART INDUSTRIES INC.

Host: Sam Thomas/Michael Biehl

February 24, 2010/10:30 a.m. EST

S. Thomas	I think I’d say that’s fairly sensitive competitive information. I prefer not to comment.

P. Mann	Okay. But I mean, do you think we could get as low as like 25%?

S. Thomas	I stand by my previous statement.

P. Mann	Okay, sounds good. As you guys integrate the Covidien deal into your BioMedical segment, again, do you think margins could dip below that 30% range, or do you think you can kind of maintain the run rate you’re going at right now, nearly 33, 34%?

S. Thomas	We believe that we’ll maintain or improve.

P. Mann	Okay, perfect. Lastly, can you guys give just a little color around the competitive environment in the E&C marketplace; specifically, how it relates to how EPC firms are choosing their equipment and the bidding process today compared to maybe a year ago during your LNG kind of boom, let’s call it?

S. Thomas	It’s a dogfight.

P. Mann	Yes. Has that drastically changed from even like a year ago? And could you give a little color on why it’s changed?

S. Thomas	This large-project business is, as it always has been through economic cycles, margins are based on capacity utilization, and we went from the ‘99-2003 time frame of historic lows in capacity utilization, or perhaps 15-year lows, to the 2007-2008 time frame of the global market for EPC and equipment manufacturers supplying the EPC’s being at all-time levels, so that labor and materials were constrained, to the 2009 time frame where we were at probably 20-year lows of new project awards. So it’s a rollercoaster.

P. Mann	Okay, perfect. Thanks, guys.

Moderator	Our next question comes from the line of Eric Stein with Northland Securities. Please proceed with your question.

E. Stein	Good morning, guys. Thanks for taking my questions.

CHART INDUSTRIES INC.

Host: Sam Thomas/Michael Biehl

February 24, 2010/10:30 a.m. EST

M. Biehl	Good morning, Eric.

E. Stein	First, if we could just touch on orders. I know you talked about this at length, but fair to say that the momentum you’ve seen has continued in the first quarter? And I guess how should we think about that going forward? Maybe gradual improvement in the next few quarters, then an uptick in the last half of the year?

S. Thomas	That’s fair. We see the prospects sequentially improving as we go into the year. There is a clear momentum build. Absent a significant economic event which changes that, we’re optimistic that things will sequentially improve through the year and into 2011.

E. Stein	Okay. Fair to say, then, that this probably is the low point for backlog?

S. Thomas	We believe so, but again, timing is hard to call.

E. Stein	Okay. For modeling purposes, would you be willing to provide kind of a range we should think about SG&A, without the restructuring, run rate for the year?

M. Biehl	For 2010, we would expect SG&A to be in the $90 to $95 million range, but that does include restructuring costs built into there. Without it, it’s probably closer to $90 million.

E. Stein	Okay, that is helpful. Then the last thing: I wonder if we could turn to the D&S segment, and if you could just go more in depth. If you saw anything in particular in NexGen on the LNG, the fuel tanks and the fueling stations.

S. Thomas	The LNG vehicle tanks and fueling stations have seen sequential improvements. It’s probably operating at the highest level we’ve seen historically. And the prospects, depending on, number one, perhaps passage of the Nat Gas Act which is currently before Congress, and a number of pilot programs currently being run by large customers, large end users. I think that that business can increase at the low end on sort of a 20% annual growth rate; at the high end it could grow at a 50 to 100% rate. There are significant opportunities both in the U.S. and perhaps occurring even faster in China, so it has lots of potential. Again, the timing is somewhat difficult to call.

CHART INDUSTRIES INC.

Host: Sam Thomas/Michael Biehl

February 24, 2010/10:30 a.m. EST

E. Stein	Okay, thanks a lot. I appreciate it.

Moderator	(Instructions repeated.) Our next question is from the line of Ole Slorer with Morgan Stanley. Please proceed with your question.

B. Swomley	Good morning. This is Ben Swomley calling in for Ole. I have two quick questions. The first is, we’ve talked a bit about how you’ve reduced your costs substantially in 2009 and I’m just wondering, are there any more – maybe some potential cost savings in 2010 that could mitigate the guidance you’re giving us for your margin draw?

S. Thomas	First, as we integrate Covidien, there are opportunities for cost savings, but there are also restructuring costs associated with that. In our E&C and Distribution and Storage business, we have a good variable cost model; however, I would say that our bias is that we are building for future growth currently and that’s our perspective, as opposed to looking for ways to further reduce our cost base. We think that we’re at an appropriate level and that the right bias is to maintain our position and get ourselves ready for a growth phase, as opposed to looking for additional costs to take out.

B. Swomley	Okay, great. That’s very helpful. Just a quick follow-up question, slightly different topic: You touched on it a little bit earlier and just wondering if you had anything else to add regarding any other update to provide regarding the Energy World frame agreement.

S. Thomas	No. It’s a very strong collaborative relationship with Energy World. We think they’re a very creative, bold group and we value the relationship with them. There are others who seem to believe that the Energy World model has credence and it’s generated additional interest for us from others for mid-scale LNG opportunities to take advantage of stranded gas.

B. Swomley	Okay, thanks, that’s very helpful.

S. Thomas	Thank you.

Moderator	Ladies and gentlemen, we have no further questions at this time. I’d like to turn the floor back to management.

S. Thomas	Thank you. Just in conclusion, we are encouraged about the order-entry improvement we have seen over the third and fourth quarters of 2009, and

CHART INDUSTRIES INC.

Host: Sam Thomas/Michael Biehl

February 24, 2010/10:30 a.m. EST

we remain optimistic as this improvement has continued in the current first quarter. In addition, the acquisitions and investments we have made will provide substantial benefits in 2010. We plan to continue to stay close to our customers, provide superior customer service and to stay focused on winning opportunities. With the strength of our balance sheet, Chart is well positioned to take advantage of the global energy infrastructure build-out and industrial gas growth in rapidly developing economies that is underway.

Thank you, everyone, for listening today. Goodbye.

Moderator	Ladies and gentlemen, this concludes today’s teleconference and you may disconnect your lines at this time. Thank you for your participation.